Exhibit 99

ROCKY BRANDS, INC. AND SUBSIDIARIES

SCHEDULE II

CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

		Additions
	Balance at	Charged to			Balance at
	Beginning of	Costs and			End of
DESCRIPTION	Period	Expenses	Deductions		Period

ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year ended December 31, 2016	$820,000	$1,210,659	$(989,659	)(1)	$1,041,000
Year ended December 31, 2015	$1,002,257	$713,190	$(895,447	)(1)	$820,000
Year ended December 31, 2014	$781,163	$650,836	$(429,742	)(1)	$1,002,257

VALUATION ALLOWANCE FOR DEFERRRED TAX ASSETS
Year ended December 31, 2016	$569,459	$-	$(98,300)		$471,159
Year ended December 31, 2015	$569,881	$-	$(422)		$569,459
Year ended December 31, 2014	$562,776	$7,105	$-		$569,881

ALLOWANCE FOR DISCOUNTS AND RETURNS
Year ended December 31, 2016	$2,054,606	$18,076,416	$(18,196,989)		$1,934,033
Year ended December 31, 2015	$2,917,199	$20,632,422	$(21,495,015)		$2,054,606
Year ended December 31, 2014	$2,391,205	$25,041,677	$(24,515,683)		$2,917,199

(1) Amount charged off, net of recoveries